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                                                         EXHIBIT 5



666 Grand Avenue
P. O. Box 9244
Des Moines, Iowa 50306-9244



June 23, 1995



MidAmerican Energy Company
666 Grand Avenue
P.O. Box 9244
Des Moines, Iowa 50306-9244


Ladies and Gentlemen:

I refer to the proposed issuance and sale by you ("Company") of 1,000,000 shares of authorized but unissued shares of your common stock, without par value ("Shares"), pursuant to the MidAmerican Energy Company Employee Stock Purchase Plan.

I have examined such documents and satisfied myself as to such matters of procedure, law and fact as I deem relevant for the purposes hereof, and based upon the foregoing, I advise you that, in my opinion, all requisite action will have been taken by and before all bodies, including directors and regulatory authorities, that is necessary to make valid the offering, issuance and sale of the Shares when the following additional steps shall have been taken:

          (1) The proposed offering, issuance and sale of the Shares shall have been authorized by your Board of Directors;

          (2) Your proposed registration statement on Form S-8 relating to the Shares being filed with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended, ("Act"), and any required amendments and post-effective amendments thereto shall have become effective;




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MidAmerican Energy Company
June 23, 1995

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          (3)  The Shares shall have been issued and sold on the terms contemplated by your registration statement and in accordance with the authorizations of the Board of Directors of the Company and the applicable provisions of the Iowa Business Corporation Act;

          (4) The Federal Energy Regulatory Commission and the Illinois Commerce Commission shall have issued the appropriate orders upon an application with respect to the Shares filed with the Federal Energy Regulatory Commission and the Illinois Commerce Commission; and

          (5) All statutory fees imposed upon or by reason of the issuance of the Shares shall have been paid.

I am further of the opinion that no action of any state or federal regulatory authority, other than the Commission under the Act and the Securities Exchange Act of 1934, as amended, and the Federal Energy Regulatory Commission and the Illinois Commerce Commission, is required with respect to the proposed offering, issuance and sale of the Shares, and that when the additional steps set forth above shall have been taken the Shares will be legally issued, fully paid and nonassessable.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport herein, to cover the application of blue sky or securities laws of various states relating to sales of the Shares.

I consent that copies of this opinion letter may be filed with the Commission in connection with your registration statement on Form S-8 with respect to the Shares, and to the references to my name under the caption "Legal Matters" in such registration statement being filed with the Commission on the date hereof.

Sincerely,


/s/  John A. Rasmussen, Jr.
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John A. Rasmussen, Jr., Esq.
Counsel for MidAmerican Energy Company